Exhibit 99.1

PRESS RELEASE

Blackbaud to Acquire Leading Charity Crowdfunding Platform JustGiving

Acquisition to extend Blackbaud’s offerings for peer-to-peer fundraising to drive more charitable giving

Charleston, S.C. (June 26, 2017) – Blackbaud, Inc. (NASDAQ: BLKB), the world’s largest cloud software company powering nonprofits and other social good organizations, today announced that it has entered into an agreement to acquire United Kingdom-based online fundraising services provider JustGiving™, whose online social giving platform has played a powerful role in the growth of peer-to-peer fundraising.

Under the purchase agreement for the transaction, Blackbaud has agreed to acquire all of the outstanding equity interests of JustGiving for an aggregate purchase price of £95 million, subject to certain adjustments. The closing of the transaction is anticipated to occur at the conclusion of a customary regulatory review in the U.K. Blackbaud expects to finance the acquisition with cash on hand and borrowings under its existing credit facility.

The acquisition comes as social and mobile giving continue to grow and fundraising driven by individual supporters rallying others in their networks (referred to as “peer-to-peer fundraising” in the sector) plays a significant and growing role in charitable giving. JustGiving has been a leader in peer-to-peer fundraising for both nonprofit organizations as well as individuals (also known as personal crowdfunding), with people in 164 countries raising over $4.5 billion for good causes through its online platform since 2001.

“Today, people are willing to do more than ever before to support causes they care about, but they want to do it on their own terms,” said Jerry Needel, president and general manager of Blackbaud Consumer Solutions. “To put their passion into action, they need technology that gives them the power to connect with other change agents and organizations. Bringing JustGiving into the Blackbaud family reinforces our strong commitment to catalyzing the impact of individual change agents. It’s also part of our commitment to helping social good organizations navigate and respond to key shifts in giving behavior.”

The acquisition will enhance Blackbaud’s capabilities to serve both individual donors and nonprofits, expanding the peer-to-peer fundraising capabilities Blackbaud offers today through TeamRaiser® and everydayhero®, which are used by leading nonprofit organizations to connect their causes to the individuals who support them. The acquisition will also add a new personal crowdfunding capability that can be rolled out in the U.S. and elsewhere, as well as position Blackbaud to better serve the U.K. market, where it has operated for more than two decades, and where JustGiving is a fundraising leader.

“As a software leader exclusively focused on innovation that drives social good, it’s in our DNA to respond to and anticipate changes in the way people give and connect with causes,” said Mike Gianoni, president and CEO of Blackbaud. “This is an exciting next step in our commitment to delivering modern, mobile-first, integrated cloud technology that powers social good. Together, JustGiving’s proven crowdfunding expertise and Blackbaud’s cloud solutions, customer base and leadership in the social economy are a powerful, unmatched combination that will ultimately forge deeper and more effective connections between people and the causes they support. This is the kind of innovation it takes to build a better world.”

Anne-Marie Huby, co-founder and managing director of JustGiving, said: “Social, mobile and the rise of crowdfunding combined are transforming the way people give, and the pace of change is unprecedented. By bringing together JustGiving’s community and social platform with Blackbaud’s unrivalled expertise and capabilities, we will be better able to help great causes reach more people and raise more money, more effectively and intelligently than ever before.”

The two companies have entered into a definitive acquisition agreement as of Friday, June 23, which will undergo a customary regulatory review in the U.K. The transaction is anticipated to close later this year, and the two companies will determine their full integration strategy at that time.

JustGiving is headquartered in London, U.K. Blackbaud is headquartered in Charleston, South Carolina with operations around the globe, including in London. JustGiving staff are expected to transition to Blackbaud following the completion of the customary regulatory review and become part of Blackbaud’s London-based International Markets Group, led by Jerome Moisan, senior vice president and president of Blackbaud’s International Markets Group.

About Blackbaud

Blackbaud (NASDAQ: BLKB) is the world’s leading cloud software company powering social good. Serving the entire social good community—nonprofits, foundations, corporations, education institutions and individual change agents—Blackbaud connects and empowers organizations to increase their impact through software, services, expertise and data intelligence. The Blackbaud portfolio is tailored to the unique needs of vertical markets, with solutions for fundraising and relationship management, digital marketing, advocacy, accounting, payments, analytics, school management, grant management, corporate social responsibility, and volunteerism. Serving the industry for more than three decades, Blackbaud is headquartered in Charleston, South Carolina, and has operations in the United States, Australia, Canada and the United Kingdom. For more information, visit www.blackbaud.com.

About JustGiving

JustGiving is the world’s most trusted social platform for giving, enabling over 22 million people to raise over $4.5 billion for over 26,000 charities since launching in 2001. As a tech-for-good company, JustGiving develops world-class technology and innovative tools to fulfil its mission to connect people with the causes they care about. By making giving more simple, social and rewarding, JustGiving helps all causes, charities and people in need to reach more people and raise more money. For more information, visit www.justgiving.com.

Media Contact

For inquiries inside of the UK:

0207 554 1784

blackbaud@portland-communications.com

For all other inquiries:

Sylvia Baker

Porter Novelli for Blackbaud

404-995-4528

Sylvia.Baker@porternovelli.com

Forward-looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties, including statements regarding expected benefits of products and product features. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: management of integration of acquired companies and other risks associated with acquisitions; uncertainty regarding increased business and renewals from existing customers; risks inherent in the expansion of our international operations; defects or delays in our cloud-based solutions and hosting services; the ability to attract and retain key personnel; risks related to data security and data privacy; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the Securities and Exchange Commission filings for Blackbaud, copies of which are available free of charge at the Securities and Exchange Commission’s website at www.sec.gov or upon request from Blackbaud’s investor relations department. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.